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                                   EXHIBIT 3.1



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                            ARTICLES OF INCORPORATION
                                       OF
                        VALLEY COMMUNITY BANCSHARES, INC.


         The undersigned hereby executes the following Articles of Incorporation for the purpose of forming a corporation under the Washington Business Corporation Act (Revised Code of Washington, Title 23B).

                                    ARTICLE I
                                      NAME

         The name of this corporation is VALLEY COMMUNITY BANCSHARES, INC.

                                    ARTICLE II
                             AUTHORIZED CAPITAL STOCK

         This corporation is authorized to issue, in the aggregate, 5,000,000 shares, $1.00 par value, of a single class of stock.

                                     ARTICLE III
                                NO PREEMPTIVE RIGHTS

         Unless otherwise determined by the Board of Directors, no shareholder of the Corporation shall be entitled as such, as a matter of right, to preemptive rights to purchase, subscribe for, or otherwise acquire any stock which the Corporation may issue or sell, including unissued shares of stock of the said Corporation.

                                      ARTICLE IV
                                NOMINATION OF DIRECTORS

         Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Such nominations other than by the Board of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than sixty (60) days prior to the first anniversary of the date of the last meeting of shareholders of the Corporation called for the election of directors.

         Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee; and (iv) such other information as would be required by the Federal Securities Laws and the Rules and Regulations promulgated thereunder in respect to any individual nominated as a director of the Corporation and for whom proxies are solicited by the Board of Directors of the Corporation.

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         The Chairman of any meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                  ARTICLE V
                                  DIRECTORS

         The number of directors of the Corporation shall not be less than five
(5), nor more than fifteen (15), the exact number of directors to be fixed from time to time in the manner provided in the Bylaws, provided that no action shall be taken by the directors (whether through amendment of the Bylaws or otherwise) to increase the number of directors as provided in the Bylaws from time to time unless at least seventy five percent (75%) of the directors then in office shall concur in said action. The directors shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. At the first annual meeting of shareholders, the Class I directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders; the Class II directors shall be elected to hold office for a term expiring at the second succeeding annual meeting of shareholders; and the Class III directors shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders, and in the case of each class, until their respective successors are elected and qualified. At each annual election held after the initial election of directors according to classes, the directors chosen to succeed those whose terms have expired shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term expiring at the third succeeding annual meeting after their election, and until their respective successors are elected and qualified.

         The initial Board of Directors of the Corporation shall be composed of eight (8) members. The persons who as directors are to manage the Corporation until the first annual meeting of its shareholders or until their successors are elected and shall qualify are:

              Charles R. Wadsworth

              David H. Brown

              A. Eugene Hammermaster

              Thomas R. Absher

              David K. Hamry

              Dexter Silver

              Warren D. Hunt

              Roger L. Knutson

         In the event of any increase or decrease in the authorized number of directors (1) each director then serving as such shall nevertheless continue as a director of the class in which he is a member until the expiration of his current term or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned

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by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

                                  ARTICLE VI
                              DIRECTOR LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates RCW 23B.08.310 of the Washington Business Corporation Act, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE VII
                              NO CUMULATIVE VOTING

         At each election of directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares of stock held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors will be permitted.

                                 ARTICLE VIII
                                   AMENDMENT

         This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by law. All rights of shareholders of the Corporation and all powers of directors of the Corporation are granted subject to this reservation.

                                   ARTICLE IX
                                 INDEMNIFICATION

         1.       DEFINITIONS.  As used in this Article IX:

                  a. "Proceeding" means any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative.

                  b. "Enterprise" means a corporation (other than the Corporation), partnership, joint venture, trust, association, committee, employee benefit plan, or other group or entity.


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                  c. "Corporation" means VALLEY COMMUNITY BANCSHARES, INC., and any predecessor to it and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger.

                  d. "Director or Officer" means each person who is serving or who has served as a Director or Officer of the Corporation or, at the request of the Corporation, as a Director, Officer, employee, or agent of another Enterprise.

                  e. "Indemnitee" means each person who was, is or is threatened to be made a party to or is involved (including without limitation, as a witness) in a Proceeding because the person is or was a Director or Officer.

                  f. "Liability" means loss, liability, expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement, actually and reasonably incurred or suffered by an Indemnitee in connection with a Proceeding.

         2.       RIGHT TO INDEMNIFICATION.

                  a. The Corporation shall indemnify and hold each Indemnitee harmless against all Liability, provided that (i) the Indemnitee acted in good faith; (ii) in the case of official conduct, he reasonably believed that he was acting in the Corporation's best interests, or in all other cases, that his action was not opposed to its best interests; (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; and provided further, that (iv) the Indemnitee did not engage in the conduct described in R.C.W. 30.12.240. Except as provided in Section 4 below, the Corporation shall not indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee unless such Proceeding (or part thereof) was authorized by the Board of the Corporation. If, after the effective date of this Article IX, the Washington Business Corporation Act is amended to authorize further indemnification of Directors or Officers, then Directors and Officers of this Corporation shall be indemnified to the fullest extent permitted by the Washington Business Corporation Act, as so amended, to the extent consistent with Title 30 of the Revised Code of Washington.

                  b. Section 2(a) notwithstanding, no Indemnitee shall be indemnified in connection with (i) a proceeding by or in the right of the Corporation or another Enterprise in which he was adjudged liable to the Corporation or other Enterprise; or (ii) any other proceeding charging improper personal benefit to himself, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Further, indemnification in connection with a proceeding by or in the right of the Corporation or another Enterprise is limited to reasonable expenses incurred in connection with the proceeding.

                  c. The provisions of Section 2(a) notwithstanding, no Indemnitee shall be indemnified for any civil money penalty or judgment resulting from any administrative or civil action instituted by a federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any federal banking agency which results in a final order or settlement pursuant to which such person is (i) assessed a civil money penalty; (ii) removed from office or prohibited from participating in the conduct of the affairs of the Corporation or other Enterprise; or (iii) is required to cease and desist from or to take any affirmative action described in Section 8(b) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1811, ET SEQ.). However, permissible indemnification payments may be made as permitted by 12 C.F.R. Section 359, ET SEQ., as amended from time-to-time.


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         3.       BURDEN OF PROOF AND PROCEDURE FOR PAYMENT.

                  a. The Indemnitee shall initially be entitled to indemnification under this Article IX upon submission of a written claim only if the Board of Directors first makes a good faith determination that the Indemnitee has met the standard of conduct required by Section 2.

                  b. Section 3(a) notwithstanding, the Indemnitee shall be entitled to indemnification under this Article IX for reasonable expenses (including attorneys' fees) incurred in advance of final disposition of the Proceeding if the (i) Indemnitee furnishes the Corporation a written affirmation of his good faith belief that he has the standard of conduct required in Section 2(a)(i) - (iii); and (ii) the Indemnitee first delivers to the Corporation a written undertaking, executed by or on behalf of such Director or Officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or Officer is not entitled to be indemnified under this Article IX or otherwise by law. This undertaking must be an unlimited general obligation of the Director or officer.

         4. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under this Article IX is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board, its shareholders, or independent legal counsel) that the Indemnitee is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the Indemnitee is not so entitled.

         5. NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested Directors, or otherwise.

         6. INSURANCE, CONTRACTS, AND FUNDING. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or Enterprise against any expense, liability, or loss under the Washington Business Corporation Act. The Corporation may, without further shareholder action, enter into contracts with any Director or Officer of the Corporation in furtherance of the provisions of this Article IX and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article IX.

         7. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, by action of its Board from time to time, provide indemnification and pay expenses in advance of the final disposition of a Proceeding to employees and agents of the Corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of Directors


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and Officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

         8. CONTRACT RIGHT. Rights of indemnification under this Article IX shall continue as to an Indemnitee who has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article IX shall be a contract right upon which each Director or Officer shall be presumed to have relied on in determining to serve or to continue to serve as such. Any amendment to or repeal of this Article IX shall not adversely affect any right or protection of a Director or Officer of the Corporation for or with respect to any acts or omissions of such Director or Officer occurring prior to such amendment or repeal.

         9. SEVERABILITY. If any provision of this Article IX or any application thereof shall be invalid, unenforceable or contrary to applicable law, the remainder of this Article IX, or the application of such provisions to persons or circumstances other than those as to which it is held invalid, unenforceable or contrary to applicable law, shall not be affected thereby and shall continue in full force and effect.

                                  ARTICLE X
                      FACTORS TO BE CONSIDERED BY DIRECTORS
                        REGARDING CERTAIN TRANSACTIONS

         The Board of Directors of the Corporation, when evaluating any offer of any other party to:

                  (a) make a tender or exchange offer to acquire any equity security of the Corporation;

                  (b) merge or consolidate the Corporation with another corporation; or

                  (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation;

shall, in connection with the exercising of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on its community and its depositors, borrowers, employees, suppliers and other constituents.

                                   ARTICLE XI
                       INTERESTED SHAREHOLDER TRANSACTION

         1.       For purposes of this Article:

                  (a) An interested shareholder transaction means any transaction between a corporation, or any subsidiary thereof, and an interested shareholder of such corporation or an affiliated person to an interested shareholder, that must be authorized pursuant to applicable law by a vote of the shareholders.

                  (b)   An interested shareholder:


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                        (1)  Includes any person or group of affiliated persons
                  who beneficially own 20 percent or more of the outstanding voting shares of a corporation. An affiliated person is any person who either acts jointly or in concert with, or directly or indirectly controls, is controlled by, or is under common control with another person; and

                        (2) Excludes any person who, in good faith and not for the purpose of circumventing this Article, is an agent, custodial bank, broker, nominee, or trustee for another person, if such other person is not an interested shareholder under Section 1(b)(1) of this Article.

         2. Except as provided in Section 3 of this Article, an interested shareholder transaction must be approved by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this
Section 2, or if any class of shares is entitled to vote thereon as a class, then by the affirmative vote of two-thirds of the shares of each class entitled to be counted under this Section 2 and of the total shares entitled to be counted under this section 2. All outstanding shares entitled to vote under applicable law or the Articles of Incorporation shall be entitled to be counted under this Section 2, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have approved a transaction for purposes of this Section 2. The vote of the shares owned by or voted under the control of an interested shareholder, however, shall be counted in determining whether a transaction is approved under other provisions of applicable law and for purposes of determining a quorum.

         3.       This Article shall not apply to a transaction:

                  (a) Approved by a majority vote of the Board of Directors. For such purpose, the vote of directors whose votes are otherwise entitled to be counted under the Articles of Incorporation and applicable law who are directors or officers of, or have a material financial interest in, an interested shareholder, or who were nominated for election as a director as a result of an arrangement with an interested shareholder and first elected as a director within 24 months of the proposed transaction shall not be counted in determining whether the transaction is approved by such directors; or

                  (b) In which a majority of directors whose votes are entitled to be counted under Section 3(a) determines that the fair market value of the consideration to be received by noninterested shareholders for shares of any class of which shares are owned by any interested shareholder is not less than the highest fair market value of the consideration paid by any interested shareholder in acquiring shares of the same class within 24 months of the proposed transaction.

         4. This Article may be amended or repealed only by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this Section 4. All outstanding shares entitled to vote under applicable law or the Articles of Incorporation shall be entitled to be counted under this Section 4, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have voted to approved the amendment or repeal. The vote of the shares owned by or voted under the control of an interested shareholder, however, shall be counted in determining whether the amendment or repeal is approved under other provisions of applicable law and for purposes of determining a quorum.


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         5.       The requirements imposed by this Article are to be in
addition to, and not in lieu of, requirements imposed on any transaction by any provision of applicable law, or any other provision of the Articles of Incorporation, or the Bylaws or otherwise.

                                 ARTICLE XII
                                INCORPORATOR

         The name and address of the incorporator is Glen P. Garrison, 1201 Third Avenue, Suite 3200, Seattle, Washington 98101-3052.

                                 ARTICLE XII
                         REGISTERED OFFICE AND AGENT

         The street address of this Corporation's initial registered office is 1201 Third Avenue, Suite 3200, Seattle, Washington 98101-3052. Glen P. Garrison is the Corporation's initial registered agent at such office.

         DATED this _______ day of ____________________, 1998.



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                                         GLEN P. GARRISON, Incorporator



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                   CONSENT TO APPOINTMENT AS REGISTERED AGENT


         I, GLEN P. GARRISON, hereby consent to serve as registered agent, in the State of Washington, for VALLEY COMMUNITY BANCSHARES, INC. I understand that as agent for the Corporation, it will be my responsibility to accept service of process in the name of the Corporation; to forward all mail and license renewals to the appropriate officer(s) of the Corporation; and to immediately notify the Office of the Secretary of State of my resignation or of any changes in the address of the registered office of the Corporation for which I am agent.


         DATED this _____ day of ______________, 1998.




                                         -------------------------------------
                                         Glen P. Garrison
                                         1201 Third Avenue, Suite 3200
                                         Seattle, WA  98101-3052